SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 4, 2003

Date of report (Date of earliest event reported)

MedicalCV, INC

(Exact Name of Registrant as Specified in Charter)

Minnesota	0-33295	41-1717208

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 South Robert Trail, Inver Grove Heights, MN  55077

(Address of Principal Executive Offices)

(651) 452-3000

(Registrant’s telephone number, including area code)

ITEM 2.  Acquisition or Disposition of Assets.

On April 4, 2003, MedicalCV, Inc. completed a refinancing transaction in which its facilities located at 9725 South Robert Trail, Inver Grove Heights, Minnesota, were sold in a sale-leaseback transaction to PKM Properties, LLC (“PKM”), an entity controlled by Paul K. Miller.  Mr. Miller is a director of the Company and is its largest beneficial owner of securities.  The aggregate consideration for the sale was $3.84 million, paid in cash of $1.0 million, and by PKM’s assumption of the Company’s $2.5 million indebtedness to Associated Bank Minnesota, N.A., which encumbered the property, and assumption of approximately $340,000 of additional obligations of the Company. The Company and PKM relied on a fair market value appraisal of the property in determining the amount of such consideration. The transaction eliminates the Company’s indebtedness to Associated Bank Minnesota, N.A. in the amount of $2,500,000 plus interest and improves the Company’s working capital and liquidity position.  Of the net cash proceeds, $300,000 plus interest was applied to the Company’s indebtedness to PKM pursuant to a discretionary credit agreement secured by the Company’s assets, leaving a balance due PKM in the amount of approximately $943,000.  As additional consideration for the transaction, the Company issued to PKM a five-year warrant for the purchase of 350,000 shares of common stock at an exercise price of $0.625 per share.

The Company simultaneously leased back its facility pursuant to a ten-year lease, with options to renew and an option to repurchase the facility.  The Company will continue to utilize the facility as it did prior to the sale-leaseback transaction, with no change in operations.  The refinancing transaction was approved by the Company’s board of directors and a special committee.  There was a disclosure of the material financial interest in the transactions of Mr. Miller.  Mr. Miller abstained from voting on the transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 10, 2003	By:	/s/ Blair P. Mowery
	Name:	Blair P. Mowery
	Title:	President and Chief Executive Officer